Exhibit 99.1

Dyax Corp. Creates COO Position and Expands Executive Roles

Ivana Magovcevic-Liebisch, Ph.D., J.D., Named Chief Operating Officer,

Burt Adelman, M.D., Named Executive Vice President

BURLINGTON, Mass.--(BUSINESS WIRE)--August 20, 2012--Dyax Corp. (NASDAQ: DYAX) today announced the appointment of Ivana Magovcevic-Liebisch, Ph.D., J.D., to the new position of Executive Vice President, Chief Operating Officer, and the appointment of Burt Adelman, M.D., Chief Medical Officer, to Executive Vice President. In the COO role, Dr. Magovcevic-Liebisch will be responsible for the execution of corporate strategy and achievement of corporate goals related to the Company’s commercial operations, research, legal and business development departments, among others under her supervision. Dr. Adelman will assume similar responsibilities for the clinical/medical affairs and regulatory departments, in addition to technical operations, which includes manufacturing, quality assurance and quality control.

“We are delighted to recognize Ivana and Burt’s contributions to Dyax and announce their expanded executive roles,” said Gustav Christensen, President and Chief Executive Officer of Dyax Corp. “Ivana has played an integral role in Dyax’s success and evolution over the course of her eleven year tenure. I am confident that her leadership and experience will help guide the execution of our long-term vision for Dyax, building significant value for the medical community, our shareholders, and our employees in the process.” Mr. Christensen added: “Burt’s expertise in drug development is an asset to Dyax, and we look forward to his continued leadership in developing DX-2930, a fully human monoclonal antibody inhibitor of plasma kallikrein, and diagnostic tests that will identify non-HAE patients who have plasma kallikrein-driven edema.”

Dr. Magovcevic-Liebisch joined Dyax in April 2001, and has served as an executive officer at the Company since 2005. During her tenure, Dr. Magovcevic-Liebisch has been appointed to roles of increasing responsibility. She has served as Vice President of Intellectual Property, Executive Vice President and General Counsel, and, most recently, Executive Vice President and Chief Business Officer. Dr. Adelman joined Dyax in February 2012. Prior to joining Dyax, Dr. Adelman was interim President of Research and Development at Eleven Biotherapeutics. Dr. Adelman previously served as the Executive Vice President, Portfolio Strategy, at Biogen Idec, where he also held the positions of Executive Vice President, Development, and Executive Vice President, Research and Development. In his various roles, Dr. Adelman led the successful development and regulatory efforts for a number of important biologic and small molecule therapeutics including: Angiomax®, Avonex®, Amevive® and Tysabri®.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on the development and commercialization of novel biotherapeutics for unmet medical needs. The Company’s lead product, ecallantide, has been approved under the brand name KALBITOR in the United States for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older.

Dyax is commercializing KALBITOR in the United States independently, and establishing strategic collaborations to develop and commercialize ecallantide for the treatment of HAE in key regions worldwide. Currently, Dyax has collaboration agreements for regions including Europe, Japan, Russia, the Middle East, Australia and New Zealand. Dyax is also exploring other potential indications for ecallantide, either alone or through collaborations.

Ecallantide and other compounds in Dyax’s pipeline were identified using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly through the Licensing and Funded Research Program (LFRP). Collectively, LFRP agreements generate significant revenue for Dyax in the form of license fees, milestone payments and/or royalties. The success of the Company’s LFRP is illustrated by the program’s advanced licensee pipeline that includes 18 candidates in clinical development. Of those candidates, three are in Phase 3 clinical trials, six are in Phase 2 and nine are in Phase 1.

Dyax is headquartered in Burlington, Massachusetts. For online information about Dyax Corp., please visit www.dyax.com.

CONTACT:
Dyax Corp.
Jennifer Harsey, 617-250-5741
Manager, Investor Relations
and Corporate Communications
jharsey@dyax.com